Exhibit 99.(6)(l)(ii)

Execution Version

Amendment to Subadvisory Agreement

for AST CORE FIXED INCOME Portfolio OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (collectively, the "Manager"), and PGIM, Inc., a New Jersey Corporation and PGIM Limited, a United Kingdom limited company (collectively the "Subadviser") hereby agree to amend the Subadvisory Agreement, dated as of January 12, 2022, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Core Fixed Income Portfolio, as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, PGIM, Inc., and PGIM Limited have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By:	/s/ Timothy Cronin
Name:	Timothy Cronin
Title:	President

PGIM INVESTMENTS LLC

By:	/s/ Timothy Cronin
Name:	Timothy Cronin
Title:	Senior Vice President

PGIM, Inc.

By:	/s/ Santiago J. Fernandez
Name:	Santiago J. Fernandez
Title:	Vice President

PGIM LIMITED

By:	/s/ Sarah McMullen
Name:	Sarah McMullen
Title:	Director, PGIM Ltd

Effective Date as Revised: September 27, 2024

SCHEDULE A

Advanced Series Trust

AST Core Fixed Income Portfolio

As compensation for services provided by PGIM Fixed Income, a business unit of PGIM, Inc., and PGIM Limited (collectively for purposes of this Schedule A referred to as "PGIM"), PGIM Investments LLC and AST Investment Services, Inc. will pay PGIM a subadvisory fee on the net assets managed by PGIM that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Core Fixed Income Portfolio	0.130% of average daily net assets

* In the event PGIM invests Portfolio assets in other pooled investment vehicles it manages or subadvises, PGIM will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to PGIM with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: September 27, 2024

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